UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2007 (March 8, 2007)

Affordable Residential Communities Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-31987	84-1477939
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

7887 E. Belleview Avenue, Suite 200, Englewood, CO  80111

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code:   303-383-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02.  NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On March 8, 2007, the Audit Committee of the Board of Directors of Affordable Residential Communities Inc. (the “Company”) determined that the Company should restate its unaudited consolidated financial statements as of and for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006, to correct the allocation of income taxes (intra-period tax allocation) between continuing operations and discontinued operations for the first three quarters of 2006, as more fully described below. The Company does not expect any aggregate income tax expense or benefit for the year ended December 31, 2006.  The above corrections do not have an adverse impact on any covenants associated with the Company’s debt facilities.  As a result of the restatement, the previously issued financial statements for the corresponding periods should no longer be relied upon.

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”), requires that a company with a loss from continuing operations consider all items reported apart from continuing operations (for example extraordinary items, discontinued operations and other comprehensive income) in determining the tax benefit that results from a loss from continuing operations. In our case, because we had a loss from continuing operations and a gain from discontinued operations in each of the periods referenced above, in accordance with SFAS 109 and Emerging Issues Task Force Topic D32, Intra-period Tax Allocation of the Tax Effect of Pre-Tax Income from Continuing Operations, we should have considered the gain from discontinued operations in determining the amount of tax benefit to allocate to continuing operations.  However, we originally determined the allocation of income taxes (intra-period allocation) between continuing and discontinued operations using a “with and without” methodology. That is, we did not believe that a tax benefit resulted from the loss from continuing operations because we did not believe there was an incremental benefit from the loss generated from our continuing operations. Additionally, we believed that the gain from discontinued operations did not attract a tax consequence.

In accordance with FASB Interpretation No. 18, Accounting for Income Taxes in Interim Periods — An Interpretation of APB Opinion No. 28 , the tax benefit recognized in continuing operations is calculated using an effective rate methodology and therefore will be provided for over the course of the year. The tax expense recognized in discontinued operations is recognized on a discrete basis and therefore the entire amount of tax expense is recognized at the time the pretax gain on the discontinued operations is recognized.  This mismatch in the timing of the recognition of tax benefits and expense resulted in a restatement of the net loss for each quarter.

We are filing amended reports on Form 10-Q for each of the first three quarterly periods in 2006.  These amended reports do not reflect events occurring after the filing of the original Form 10-Q and should be read in conjunction with the Company’s filings with the Securities and Exchange Commission subsequent to the filing of the initial reports.  In these filings, we will restate the consolidated financial statements as of and for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 to recognize an income tax benefit in continuing operations and an income tax expense in discontinued operations.

In these amended reports on Form 10-Q, we are also reporting that our disclosure controls and procedures were not effective as of the applicable quarter end dates, as we identified a material weakness in our internal controls over financial reporting.  The Company did not maintain effective internal controls over the presentation of its income tax provision.  Specifically, the Company did not maintain effective control to ensure that its intra-period income tax allocation between continuing and discontinued operations was in accordance with generally accepted accounting principles.

The Company’s principal executive officer, principal financial officer and members of the Audit Committee of the Company’s Board of Directors have discussed these matters internally and with the Company’s independent registered public accountants.

The impact of the restatement on our consolidated balance sheets and consolidated statements of operations is outlined in the tables below (dollars in thousands).  This restatement did not have an impact on our cash flows from operating, investing or financing activities or periods prior to 2006.  The previously reported amounts have been recast for discontinued communities.  However, the associated amounts were not separately reflected as they were considered immaterial to the presentation.  Intra-period taxes are included in tenant deposits and other liabilities.  In accordance with SFAS No. 128, Earnings per Share, our basic and diluted weighted average shares outstanding have been increased by a factor of approximately 1.06 to reflect the dilutive impact of our January 2007 rights offering in which ten million shares of our common stock were purchased by our stockholders at the below-market price of $8.00 per share.

	As of March 31, 2006
Consolidated Balance Sheet	Previously Reported	As Restated
Tenant deposits and other liabilities	$15,954	$19,179
Total liabilities	$1,187,472	$1,190,697

Minority interest	$29,293	$29,178

Retained deficit	$(471,154)	$(474,265)
Total stockholders’ equity	$442,079	$438,968
Total liabilities and stockholders’ equity	$1,658,843	$1,658,843

	Three Months Ended
	March 31, 2006
Consolidated Statement of Operations	Previously Reported	As Restated
Loss from continuing operations before income tax benefit and allocation to minority interest	$(12,854)	$(12,854)
Income tax benefit from continuing operations	—	1,199
Loss before allocation to minority interest	(12,854)	(11,655)
Minority interest	278	236
Loss from continuing operations	(12,576)	(11,419)
Income from discontinued operations	1,692	1,692
Gain on sale of discontinued operations	10,296	10,296
Income tax expense from discontinued operations	(371)	(4,795)
Minority interest in discontinued operations	(410)	(253)
Net loss	(1,369)	(4,479)
Preferred stock dividend	(2,578)	(2,578)
Net loss attributable to common stockholders	$(3,947)	$(7,057)

Loss per share from continuing operations
Basic loss per share	$(0.35)	$(0.32)
Diluted loss per share	$(0.35)	$(0.32)

Income per share from discontinued operations
Basic income per share	$0.26	$0.16
Diluted income per share	$0.26	$0.16

Loss per share attributable to common stockholders
Basic loss per share	$(0.09)	$(0.16)
Diluted loss per share	$(0.09)	$(0.16)
Weighted average common shares outstanding	43,576	43,576

	As of June 30, 2006
Consolidated Balance Sheet	Previously Reported	As Restated
Tenant deposits and other liabilities	$16,340	$22,640
Total liabilities	$1,128,862	$1,135,162

Minority interest	$29,195	$28,972

Retained deficit	$(470,907)	$(476,984)
Total stockholders’ equity	$442,482	$436,405
Total liabilities and stockholders’ equity	$1,600,539	$1,600,539

	Three Months Ended		Six Months Ended
	June 30, 2006		June 30, 2006
Consolidated Statement of Operations	Previously Reported	As Restated	Previously Reported	As Restated
Loss from continuing operations before income tax benefit and allocation to minority interest	$(13,118)	$(13,118)	$(25,972)	$(25,972)
Income tax benefit from continuing operations	—	3,372	—	4,571
Loss before allocation to minority interest	(13,118)	(9,746)	(25,972)	(21,401)
Minority interest	284	166	562	402
Loss from continuing operations	(12,834)	(9,580)	(25,410)	(20,999)
Income from discontinued operations	689	689	2,381	2,381
Gain on sale of discontinued operations	15,613	15,613	25,909	25,909
Income tax expense from discontinued operations	(74)	(6,521)	(445)	(11,316)
Minority interest in discontinued operations	(569)	(343)	(979)	(596)
Net loss	2,825	(142)	1,456	(4,621)
Preferred stock dividend	(2,578)	(2,578)	(5,156)	(5,156)
Net loss attributable to common stockholders	$247	$(2,720)	$(3,700)	$(9,777)

Loss per share from continuing operations
Basic loss per share	$(0.35)	$(0.28)	$(0.70)	$(0.60)
Diluted loss per share	$(0.35)	$(0.28)	$(0.70)	$(0.60)

Income per share from discontinued operations
Basic income per share	$0.36	$0.22	$0.62	$0.38
Diluted income per share	$0.36	$0.22	$0.62	$0.38

Income (loss) per share attributable to common stockholders
Basic income (loss) per share	$0.01	$(0.06)	$(0.08)	$(0.22)
Diluted income (loss) per share	$0.01	$(0.06)	$(0.08)	$(0.22)
Weighted average common shares outstanding	43,696	43,696	43,632	43,632

	As of September 30, 2006
Consolidated Balance Sheet	Previously Reported	As Restated
Tenant deposits and other liabilities	$16,791	$21,023
Total liabilities	$1,099,562	$1,103,794

Minority interest	$28,704	$28,553

Retained deficit	$(480,753)	$(484,834)
Total stockholders’ equity	$433,217	$429,136
Total liabilities and stockholders’ equity	$1,561,483	$1,561,483

	Three Months Ended		Nine Months Ended
	September 30, 2006		September 30, 2006
Consolidated Statement of Operations	Previously Reported	As Restated	Previously Reported	As Restated
Loss from continuing operations before income tax benefit and allocation to minority interest	$(12,956)	$(12,956)	$(38,929)	$(38,928)
Income tax benefit from continuing operations	—	4,472	—	9,043
Loss before allocation to minority interest	(12,956)	(8,484)	(38,929)	(29,885)
Minority interest	182	27	744	429
Loss from continuing operations	(12,774)	(8,457)	(38,185)	(29,456)
Income from discontinued operations	276	276	2,657	2,657
Gain on sale of discontinued operations	5,220	5,220	31,130	31,129
Income tax expense from discontinued operations	206	(2,198)	(239)	(13,514)
Minority interest in discontinued operations	(196)	(113)	(1,175)	(709)
Net loss	(7,268)	(5,272)	(5,812)	(9,893)
Preferred stock dividend	(2,578)	(2,578)	(7,734)	(7,734)
Net loss attributable to common stockholders	$(9,846)	$(7,850)	$(13,546)	$(17,627)

Loss per share from continuing operations
Basic loss per share	$(0.35)	$(0.25)	$(1.05)	$(0.85)
Diluted loss per share	$(0.35)	$(0.25)	$(1.05)	$(0.85)

Income per share from discontinued operations
Basic income per share	$0.12	$0.07	$0.74	$0.45
Diluted income per share	$0.12	$0.07	$0.74	$0.45

Loss per share attributable to common stockholders
Basic loss per share	$(0.23)	$(0.18)	$(0.31)	$(0.40)
Diluted loss per share	$(0.23)	$(0.18)	$(0.31)	$(0.40)
Weighted average common shares outstanding	43,718	43,718	43,666	43,666

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 8, 2007, the Company’s board of directors elected C. Clifton Robinson (69) as a director of the Company.  Mr. Robinson is the former chairman and chief executive officer of NLASCO, Inc. (“NLASCO”).  Pursuant to a Stock Purchase Agreement (the “NLASCO Agreement”), on January 31, 2007, the Company acquired all of the outstanding capital stock of NLASCO from Mr. Robinson and his affiliates for consideration consisting of $105,750,000 in cash and 1,218,880 shares of the Company’s common stock.  Pursuant to the NLASCO Agreement, the Company agreed to take such action as is necessary and appropriate to appoint Mr. Robinson to the Company’s board of directors following the consummation of the acquisition.

From 2000 until the Company’s acquisition of NLASCO, Mr. Robinson was chairman of the board of directors and chief executive officer of NLASCO.  In 2000 Mr. Robinson formed NLASCO in conjunction with the acquisition of American Summit Insurance Company and the reacquisition of National Lloyds Insurance Company, which he had initially acquired in 1964 and later sold. In 1979, he organized National Group Corporation for the purpose of purchasing insurance companies and related businesses. In 1964, he became the president and CEO of National Lloyds Insurance Company in Waco, Texas, one of the two current insurance subsidiaries of NLASCO. From 1964 to present Mr. Robinson has participated in the formation, acquisition and management of numerous insurance business enterprises. Mr. Robinson established the Robinson-Lanham Insurance Agency in 1961. He has previously held positions with various insurance industry associations, including vice chairman of the board of Texas Life and Health Guaranty Association, president of the Independent Insurance Agents of Waco-McLennan County and membership on the board of directors of the Texas Life Insurance Association and the Texas Medical Liability Insurance Underwriters Association.   Mr. Robinson currently serves on the Board of Trustees of the Scottish Rite Hospital for Children in Dallas, Texas.  Mr. Robinson holds a BBA degree in real estate and insurance from Baylor University.

In connection with the Company’s acquisition of NLASCO, and the issuance of shares of its common stock to Mr. Robinson, on January 31, 2007, the Company entered into a Registration Rights Agreement (the “Robinson Registration Rights Agreement”) with Mr. Robinson pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission (the “SEC”), within 18 months after the date of the Robinson Registration Rights Agreement, a registration statement with respect to the resale of the 1,218,880 shares of the Company’s common stock issued to Mr. Robinson.

Additionally, at the closing of the NLASCO acquisition, Mr. Robinson and his son, Gordon Robinson, the former vice chairman and deputy chief executive officer of NLASCO, entered into employment agreements with NLASCO.  C. Clifton Robinson’s employment agreement provides that he will serve as chairman of NLASCO and will be paid $100,000 per year.  Gordon Robinson’s employment agreement provides that he will serve as a senior advisor to NLASCO and will be paid $100,000 per year.  Both employment agreements are for a one-year term with automatic one-year extensions by agreement of the parties.

The Company also leases office space for NLASCO and its affiliates in Waco Texas from affiliates of Mr. Robinson.  There are 3 separate leases.  The first lease is a month to month lease for office space at a rate of $900.00 per month.  The second lease is a month to month lease at a monthly rental rate of $3500.00 per month. The third lease requires payments of $40,408.20 per month and expires on December 31, 2009, but does have renewal options at the discretion of the lessee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         March 12, 2007

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

By:	/s/ Scott L. Gesell
Scott L. Gesell
Executive Vice President